EXHIBIT 12


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SUN BANCORP, INC.
RATIO OF EARNINGS TO FIXED CHARGES

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                                                    At or for the
                                                     Six Months
                                                        Ended
                                                      June 30,                        At or for the Years Ended December 31,
                                     ----------------------------------------  -----------------------------------------------------

                                         1998          1997         1997           1996          1995          1994         1993
                                     -----------    ----------   -----------   -----------   -----------   -----------  ------------
                                                               (Dollars in thousands, except per share amounts)
Earnings -

Income before income taxes ..........$ 5,392,081   $ 2,072,495   $ 5,904,349   $ 4,374,643   $ 3,958,670   $ 2,614,789  $ 1,599,246

Adjustments:

Cumulative effect of changes in
  accounting principles .............       --            --            --            --            --            --        162,880

Fixed charges (as calculated below,
  including interest on deposits) ... 20,975,040     8,691,884    24,407,382    12,534,003     7,687,091     3,938,549    2,836,575

Earnings as adjusted, including
  interest on deposits .............. 26,367,121    10,764,379    30,311,731    16,908,646    11,645,761     6,553,338    4,598,701

Deduct: Interest on deposits ........ 11,860,176     6,556,216    16,458,025    11,953,591     7,639,933     3,844,753    2,836,575

Earnings as adjusted, excluding
  interest on deposits ..............$14,506,945   $ 4,208,163   $13,853,706   $ 4,955,055   $ 4,005,828   $ 2,708,585  $ 1,762,126



Fixed charges -

Interest expensed or capitalized

  Interest on deposits ..............$11,860,176   $ 6,556,216   $16,458,025   $11,953,591   $ 7,639,933   $ 3,844,753  $ 2,836,575

  Interest on borrowed funds ........  7,674,593     1,310,436     5,673,562       580,412        47,158        93,796         --

  Interest on guaranteed preferred
    beneficial interest in
    subordinated debt................  1,440,271       825,232     2,275,795          --            --            --           --

  Total fixed charges, including
    interest on deposits ............ 20,975,040     8,691,884    24,407,382    12,534,003     7,687,091     3,938,549    2,836,575

  Deduct: Interest on deposits ...... 11,860,176     6,556,216    16,458,025    11,953,591     7,639,933     3,844,753    2,836,575

  Total fixed charges, excluding
    interest on deposits ............$ 9,114,864   $ 2,135,668   $ 7,949,357   $   580,412   $    47,158   $    93,796  $      --

Ratio of earnings to fixed charges:

  Including interest on deposits.....       1.26x         1.24x         1.24x         1.35x         1.51x         1.66x        1.62x

  Excluding interest on deposits.....       1.59x         1.97x         1.74x         8.54x        84.94x        28.88x         N/A


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